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                                  EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ultimate Electronics, Inc. 2000 Equity Incentive Plan and the Employee Stock Purchase Plan of our report dated March 8, 2000, except Note 5, as to which the date is March 31, 2000, with respect to the consolidated financial statements and schedule of Ultimate Electronics, Inc. included or incorporated by reference in the Annual Report (Form 10-K) for the year ended January 31, 2000, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
July 21, 2000